Exhibit 10.4

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”) amends and modifies: (1) that certain Loan Agreement (the “Loan Agreement”) by and between Edison Nation, Inc., a Nevada corporation (the “Company”) and Greentree Financial Group, Inc., a Florida corporation (the “Investor”) dated January 22, 2020, (2) that certain Convertible Promissory Note (the “Note”) by and between the Company and the Investor dated January 22, 2020, and (3) that certain Common Stock Purchase Warrant (the “Warrant”) by and between the Company and the Investor dated January 22, 2020, but as discussed further below, which such documents were meant to be dated January 23, 2020, is dated effective January 28, 2020. The Company and the Investor are sometimes referred to collectively herein as the “Parties”, and each individually, a “Party”).

WHEREAS, the Parties entered into the Loan Agreement, the Note and the Warrant on January 23, 2020 (collectively, the “Existing Agreements”), but the Existing Agreements were accidentally dated January 22, 2020; and

WHEREAS, the Parties hereto desire to amend the Existing Agreements to reflect the correct effective date and to ensure the Company’s compliance with certain rules of The Nasdaq Stock Market (“Nasdaq”) relating to stockholder approval of transactions.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreements.

2.                  Amendments to the Existing Agreements. As of the Effective Date (defined below), the Existing Agreements are amended to update the execution and effective date of each Existing Agreement to January 23, 2020. Also, as of the Effective Date, the Existing Agreements are hereby further amended and modified as follows:

(a)                 Section 8 of the Loan Agreement is hereby amended and modified as follows:

“ 8. REGISTRATION RIGHTS. The Company shall prepare and file with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (the “Form S-1” or “Registration Statement”) within 30 days of the Effective Date that, subject to Section 26 hereof, registers a total of 1,500,000 shares of Common Stock, which such amount of shares is the sum of 550,000 shares of Common Stock issuable upon conversion of the Note, 550,000 Warrant Shares, the 100,000 Origination Shares, and 300,000 shares of Common Stock to account for changes to the conversion and/or exercise price under the Note and Warrant. The Form S-1 must be effective within 105 days from the Effective date of this Agreement. There shall be monthly liquidated damages of $35,000 if the Registration Statement is not filed within 30 days from the Effective Date and/ or declared effective within 105 days from the Effective Date of this Agreement, which damages shall accrue each month until the applicable breach (failure to timely file, failure to timely have declared effective, or both) has been cured. The parties acknowledge and agree that damages which will result to Lender for Company’s failure to timely file or have declared effective the Registration Statement shall be extremely difficult or impossible to establish or prove, and agree that the payment of $35,000 per month is a reasonable estimate of potential damages and shall constitute liquidated damages for any breach of this paragraph. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Lender, added to the principal of the Note. The legal fees associated with filing the Form S-1 shall be paid by Company”

(b)                The Loan Agreement is hereby amended by inserting the following new Section 26:

“26. COMPLIANCE WITH NASDAQ RULES. Notwithstanding anything in this Agreement to the contrary, the total number of shares of the Company’s Common Stock that may be issued under this Agreement, the Note, and/or the Warrant, shall be limited to 17.99% of the Company’s issued and outstanding shares of Common Stock as of January 22, 2020 (the “Exchange Cap”). The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Notwithstanding anything to the contrary contained herein, should the application of the Exchange Cap prevent Lender from converting any of the Note (including fees and interest) into Common Stock or exercising any portion of the Warrant (collectively, “Forfeited Stock”), the Company shall pay the Lender liquidated damages in an amount equal to $2.50 per share of Forfeited Stock (“Exchange Cap Damages”) within no more than five (5) trading days from the date on which Lender informs the Company in writing that it has triggered the Exchange Cap. Upon payment in full of the Exchange Cap Damages, the Note will be deemed paid in full and the Warrant will be automatically cancelled. The parties acknowledge and agree that the damages which will result to Lender if it is unable to convert a portion of the Note or exercise a portion of the Warrant due to the Exchange Cap shall be extremely difficult or impossible to establish or prove, and agree that the payment of the Exchange Cap Damages is a reasonable estimate of potential damages and shall constitute liquidated damages.”

(a)                 The Note is hereby amended by inserting the following new Section 20:

“20. COMPLIANCE WITH NASDAQ RULES. Notwithstanding anything in this Note to the contrary, and in addition to the beneficial ownership limitations provided herein, the total number of shares of the Company’s Common Stock that may be issued under this Note, the Loan Agreement, and/or that certain Common Stock Purchase Warrant of even date herewith, entered into by and between the Company and the Holder, shall be limited to 17.99% of the Company’s issued and outstanding shares of Common Stock as of January 22, 2020 (the “Exchange Cap”). The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Notwithstanding anything to the contrary contained herein, should the application of the Exchange Cap prevent Lender from converting any of the Note (including fees and interest) into Common Stock (collectively, “Forfeited Stock”), the Company shall pay the Lender liquidated damages in an amount equal to $2.50 per share of Forfeited Stock (“Exchange Cap Damages”) within no more than five (5) trading days from the date on which Lender informs the Company in writing that it has triggered the Exchange Cap. Upon payment in full of the Exchange Cap Damages, the Note will be deemed paid in full. The parties acknowledge and agree that the damages which will result to Lender if it is unable to convert a portion of the Note due to the Exchange Cap shall be extremely difficult or impossible to establish or prove, and agree that the payment of the Exchange Cap Damages is a reasonable estimate of potential damages and shall constitute liquidated damages. As an example, if the balance of the Note, including all accrued but unpaid interest and fees, is $125,000 when the Exchange Cap is triggered, and the Conversion Price under the Note is then $2.00 per share, there shall be 62,500 shares of Forfeited Stock and Lender shall be entitled to $156,250 in Exchange Cap Damages.”

(a)                 The Warrant is hereby amended by inserting the following new Section 13:

“13. Compliance with Nasdaq Rules. Notwithstanding anything in this Common Stock Purchase Warrant (the “Warrant”) to the contrary, and in addition to the beneficial ownership limitations provided herein, the total number of shares of the Company’s Common Stock that may be issued under this Warrant, the Loan Agreement, and/or that certain Convertible Promissory Note of even date herewith, entered into by and between the Company and the Warrant Holder, shall be limited to 17.99% of the Company’s issued and outstanding shares of Common Stock as of January 22, 2020 (the “Exchange Cap”). The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Notwithstanding anything to the contrary contained herein, should the application of the Exchange Cap prevent Lender from exercising any portion of the Warrant (collectively, “Forfeited Stock”), the Company shall pay the Lender liquidated damages in an amount equal to $2.50 per share of Forfeited Stock (“Exchange Cap Damages”) within no more than five (5) trading days from the date on which Lender informs the Company in writing that it has triggered the Exchange Cap. Upon payment in full of the Exchange Cap Damages, the Warrant will be automatically cancelled. The parties acknowledge and agree that the damages which will result to Lender if it is unable to exercise a portion of the Warrant due to the Exchange Cap shall be extremely difficult or impossible to establish or prove, and agree that the payment of the Exchange Cap Damages is a reasonable estimate of potential damages and shall constitute liquidated damages. As an example, if on the date the Exchange Cap is triggered Lender has exercised 100,000 shares under the Warrant, there would be 45,000 shares of Forfeited Stock and Lender would be entitled to $112,500 in Exchange Cap Damages.”

3.                  Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreements, or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party.

4.                  Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)                 It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)                The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)                 This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

5.                  Miscellaneous.

(a)                 This Amendment is governed by and construed in accordance with, the laws of the State of Florida, without regard to conflict of laws provisions of any state.

(b)                This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c)                 The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)                This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)                 This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f)                  Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer

GREENTREE FINANCIAL GROUP, INC.

By:	/s/ R. Christopher Cottone
Name:	R. Christopher Cottone
Title:	Vice President